Exhibit 99.1

Wellgistics Health to Add Telehealth & Mental Health AI Capabilities via Tollo Health Partnership Expansion

●	Tollo Health recently formed subsidiary TolloCare, LLC (‘TolloCare’) initially targeted to provide telehealth services for GLP-1 and Long COVID patients
●	TolloCare has white-labeled telehealth capabilities via a telemedicine company with over 5,000 onboarded physicians nationwide to provide synchronous and asynchronous medical services, including prescriptions, for weight loss and separately will cultivate a Long COVD physician base
●	Tollo Health has entered into agreement to expand TolloCare capabilities via a partnership with a stealth San Francisco Bay Area startup preparing to deploy a mental health AI app with unique tools to engage with patients

TAMPA, FL, February 11, 2026 – Wellgistics Health, Inc. (NASDAQ: WGRX), a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence (‘AI’) platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™, today announced that it has expanded its partnership Tollo Health, LLC (Tollo Health’). The partnership expansion includes the addition of telehealth services being developed by TolloCare, LLC (‘TolloCare’), a wholly-owned subsidiary of Tollo Health, which focuses on telemedicine, an app-based mental health AI offering, and public health information. TolloCare was initially established to focus on GLP-1 and Long COVID patients and will now expand its focus to be able to service Wellgistics’ emerging partnership with NFL Alumni Health.

“More and more patients are interacting with their healthcare professionals primarily online,” said Prashant Patel, RPh, President & Interim-CEO of Wellgistics Health. “As we evolve our business model from pharmaceutical distribution-only to more comprehensively service patients both through our Wellgistics Pharmacy Network and our own online pharmacy, we understand that we must meet the patients where they are and provide convenient solutions that improve their outcomes. GLP-1 agonist drug use is becoming more widespread as more convenient as oral formulations begin to hit the market. Given that Forzet™ distribution is ready to begin this quarter, we believe now is the right time to expand into telemedicine. Tollo Health has positioned itself as an intellectual leader in understanding essential amino acid formulations and how they interplay with mitochondrial biology. It makes sense for us to leverage their intellectual capital to help to educate physicians and pharmacists on how best to use GLP-1 agonist drugs together with Forzet.”

Tollo Health recently formed TolloCare to expand into the telehealth space in order to pair GLP-1 and Long COVID patients with knowledgeable healthcare professionals who are educated on best practices in these two rapidly evolving areas. TolloCare recently expanded its telemedicine capabilities by way of a contracted services agreement with a market leading telehealth platform, and separately has entered into an agreement with a San Francisco Bay Area stealth app-based mental health artificial intelligence company to deploy unique tools across its patient base in order to help improve outcomes by supporting patients mental health and driving engagement. TolloCare intends to expand its focus into mental health, weight loss (maintaining weight loss after GLP-1 agonist drug discontinuation), cardiometabolic disease, sleep apnea, and pain management.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ: WGRX) is a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispending journey. Its integrated platform connects 6,500+ pharmacies (the “Wellgistics Pharmacy Network”) and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment as needed to optimize patient access. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in the U.S. prescription drug market for independent pharmacies.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the parties’ plans to negotiate definitive agreements, potential implementation, adoption, performance, revenue sharing, and other anticipated benefits of the contemplated collaboration. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in DataVault AI, Inc.’s and Wellgistics Health, Inc.’s filings with the SEC. Forward-looking statements speak only as of the date hereof, and neither company undertakes any obligation to update them except as required by law. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, and there shall be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Wellgistics Media & Investor Contact

Media:

media@wellgisticshealth.com

Investor Relations:

IR@wellgisticshealth.com